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                                                                EXHIBIT 2.3
                                                                -----------

                              AGREEMENT OF MERGER

                                       OF

                          AMERICAN MEDCARE CORPORATION

                            (A DELAWARE CORPORATION)

                                      AND

                              INFOCURE CORPORATION

                            (A DELAWARE CORPORATION)

         AGREEMENT OF MERGER approved on May ___, 1997 by a majority of the shareholders of AMERICAN MEDCARE CORPORATION, a Delaware corporation, and by resolution adopted by its Board of Directors on May 9, 1997, and approved on May 9, 1997 by the shareholders of INFOCURE CORPORATION, a Delaware corporation, and by resolution adopted by its Board of Directors on said date.

         WHEREAS, AMERICAN MEDCARE CORPORATION is a Delaware corporation with its registered office therein located at 1013 Centre Road, City of Wilmington, County of New Castle; and

         WHEREAS, the total number of shares of stock which AMERICAN MEDCARE CORPORATION has authority to issue is 75,000,000 shares of common stock, all of which are of one class and of a par value of $.001 each; and

         WHEREAS, INFOCURE CORPORATION is a Delaware corporation with its registered office therein located at 1013 Centre Road, City of Wilmington, County of New Castle; and
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         WHEREAS, the total number of shares of capital stock which INFOCURE
CORPORATION has authority to issue is 17,000,000 shares, 2,000,000 shares of which are preferred stock with a par value of $.001 and 15,000,000 shares of which are common stock with a par value of $.001; and

         WHEREAS, the shareholders of AMERICAN MEDCARE CORPORATION and INFOCURE CORPORATION and the respective Boards of Directors thereof each deemed it advisable and in the best interest of said corporations and their respective stockholders to merge AMERICAN MEDCARE CORPORATION with and into INFOCURE CORPORATION pursuant to the provisions of the General Corporation Law of the State of Delaware upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, the parties hereto agree as follows:

                                   SECTION I

                        MERGER AND CONVERSION OF SHARES

         1.1 Merger. AMERICAN MEDCARE CORPORATION and INFOCURE CORPORATION shall, pursuant to the provisions of the General Corporation Law of the State of Delaware, be merged ("Merger") with and into a single corporation, to wit, INFOCURE CORPORATION, which shall be the surviving corporation from and after the effective time of the merger ("Effective Time"), and which is sometimes hereinafter referred to as the "Surviving Corporation," and which shall continue to exist as the Surviving Corporation under its present name pursuant to the provisions of the General Corporation Law of the State of Delaware. The separate existence of AMERICAN MEDCARE CORPORATION, which is hereinafter sometimes referred to as the "Terminating Corporation", shall cease at the Effective Time in accordance with the provisions of said General Corporation Law of the State of Delaware.





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         1.2     Certificate of Incorporation.  The Certificate of
Incorporation of the Surviving Corporation, as now in force and effect, shall continue to be the Certificate of Incorporation of the Surviving Corporation and said Certificate of Incorporation shall continue in full force and effect until amended in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         1.3 Bylaws. The present by-laws of the Surviving Corporation will be the by-laws of the Surviving Corporation and shall continue in full force and effect until amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         1.4 Directors. The directors and officers of the Surviving Corporation at the Effective Time shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Corporation and the General Corporation Law of the State of Delaware.

         1.5 Exchange of Shares. Each issued share of common stock, par value $.001 ("AMC Common Stock"), of the Terminating Corporation outstanding shall, at the Effective Time be converted into such fraction of a share of common stock, par value $.001 ("InfoCure Common Stock") of the Surviving Corporation determined by dividing (i) 3,897,400 by (ii) the sum of (x) the number of the outstanding shares of AMC Common Stock immediately prior to the Effective Time, (y) the number of shares of AMC Common Stock subject to outstanding stock options and warrants at the Effective Time and (z) 1,257,000. The issued shares of InfoCure Common Stock shall not be converted or exchanged in any manner, but each said share which is issued as of the Effective Time shall continue to represent one issued share of InfoCure Common Stock.





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         1.6     No Fractional Shares.  No scrip or fractional share
certificate for the InfoCure Common Stock shall be issued, but in lieu thereof each holder of shares of AMC Common Stock otherwise entitled to a fractional share certificate for InfoCure Common Stock at the Effective Time shall receive an amount in cash equal to the product of the fair market value (as hereinafter defined) of one (1) share of InfoCure Common Stock multiplied by such fraction of a share of InfoCure Common Stock to which the holder would be otherwise entitled. No such holders shall be entitled to dividends or other rights in respect to any such fractional interest in the InfoCure Common Stock. Payment for such fractional interest shall be made without interest promptly after surrender of such shares of AMC Common Stock. For the purposes of this paragraph, the fair market value of a share of InfoCure Common Stock shall be deemed to be the public offering price of a share of InfoCure Common Stock pursuant to the registration statement of the Surviving Corporation filed with the Securities and Exchange Commission, Registration Statement No. 333-18923, which becomes effective on or prior to the Effective Time.

         1.7 Surrender of Certificates. After the Effective Time and until the surrender of each outstanding share certificate representing any AMC Common Stock, each such outstanding certificate which prior to the Effective Time represented shares of AMC Common Stock shall be deemed, for all corporate purposes, to evidence the ownership of the full shares of InfoCure Common Stock for and into which such shares have been converted; provided, however, that, unless and until any such certificate of AMC Common Stock shall be so surrendered, dividends and other distributions of any kind payable to holders of record of shares of InfoCure Common Stock shall not be paid by the Surviving Corporation in respect to shares of InfoCure Common Stock for which share certificates have not been issued in exchange for the outstanding shares of AMC Common Stock. Upon the subsequent surrender and exchange of such certificates, said holder of the AMC Common Stock shall be paid the amount of any dividend or other distribution, without interest, which became payable to holders of record of shares of InfoCure Common Stock on or after the Effective Time and prior to surrender and exchange of such certificates if the payment date was prior to the





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surrender and exchange and if the payment date was subsequent to the surrender and exchange, payment shall be made on such payment date.

         1.8 Exercise of Dissenters' Rights. Shareholders of AMC Common Stock who shall have filed a written objection to the merger and have complied with the requirements for perfecting appraisal rights as set forth in the Delaware Corporation Law shall not be entitled to receive any shares of InfoCure Common Stock under this Agreement. Such shares of AMC Common Stock shall be deemed to be automatically canceled for all purposes as of the Effective Time.

         1.9 Treasury Shares. On the Effective Time all shares of the AMC Common Stock that shall then be held in its treasury, if any, shall automatically cease to exist and all certificates representing such shares shall be canceled.

         1.10 Options and Warrants. On the Effective Time each holder of a warrant, stock option or other right (collectively "Options") to acquire AMC Common Stock granted by the Terminating Corporation prior thereto which are then outstanding shall be entitled to purchase from the Surviving Corporation (which shall assume such obligations under the Options without modification) the number of full shares of InfoCure Common Stock upon the exercise of the Option in accordance with the terms of and in the manner provided pursuant to the applicable Option, in lieu of the AMC Common Stock, to which the holder of the Option would have been entitled to receive pursuant to the terms of the merger if, at the time of the merger, such holder of the Option had been the holder of record of the number of shares of AMC Common Stock that the holder is purchasing pursuant to the Option. Fractional shares of InfoCure Common Stock will not be issued upon the exercise of an Option. In lieu of issuing a fractional share certificate, the Surviving Corporation shall pay an amount determined as set forth in paragraph 5 hereof; provided, however, that the fair market value of one share of InfoCure Common Stock shall be the average of the highest and lowest quoted





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selling price on the American Stock Exchange on the first trading day immediately preceding the exercise of the Option.

         1.11 Exchange Agent. The Surviving Corporation may employ an exchange agent to assist with the exchange of certificates of AMC Common Stock surrendered as provided in this Agreement.

         1.12 Filing of Documents. The said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger as herein provided.

         1.13 Authorization of Officers. The officers of the Terminating Corporation and of the Surviving Corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger herein provided for.

         1.14 Effective Time. The Effective Time of the Agreement of Merger, and the time when the merger herein agreed upon shall become effective, shall be upon filing of the Agreement of Merger or Certificate of Merger with the Secretary of State of the State of Delaware.

                                   SECTION II
                    REPRESENTATIONS OF INFOCURE CORPORATION

         InfoCure Corporation represents and warrants to American Medcare Corporation as follows:





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         2.1     Organization and Standing.  InfoCure Corporation is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has full corporate power and authority to conduct the business of developing, distributing and marketing software, and related services and has full right, power and authority to issue the shares of InfoCure Common Stock contemplated by this Agreement of Merger.

         2.2 Authorization. (a) The execution, delivery and performance of this Agreement of Merger has been duly authorized by all requisite corporate action on the part of InfoCure Corporation. This Agreement of Merger has been duly executed and delivered by InfoCure Corporation and constitutes the legal, valid and binding obligation of InfoCure Corporation enforceable against InfoCure Corporation in accordance with its terms.

                 (b) The execution and delivery of this Agreement of Merger, and the consummation by InfoCure Corporation of the Merger at the Effective Time as contemplated herein, will not (with or without the giving of notice, lapse of time or both) violate, conflict with, or result in a default under, any of the provisions of the certificate of incorporation or by-laws of InfoCure Corporation, any mortgage, indenture, contract, agreement, license, permit, instrument, judgment, decree, order, statute, regulation or ruling of any court or governmental authority to which InfoCure Corporation or any subsidiary is a party or by which it is bound.

         2.3 Capital Stock. The authorized capital stock of InfoCure Corporation consists of 15,000,000 shares of Common Stock, $.001 par value and 2,000,000 shares of Preferred Stock, $.001 par value, none of which shares have any pre-emptive rights and on the date hereof 100 shares of InfoCure Common Stock are outstanding and validly issued, fully paid and non-assessable.

         2.4 Shares to be Issued. The shares of InfoCure Common Stock to be delivered pursuant to this Agreement of Merger will, upon issuance, be duly and validly authorized and issued and fully paid and non-assessable voting shares of InfoCure Corporation.





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         2.5     Financials.  InfoCure corporation has not commenced conducting business and has assumed no liabilities. Copies of its financial statements as of October 31, 1996 are set forth in the Registration Statement 333-18923, as amended, as filed with the Securities and Exchange Commission ("Commission"). Since October 31, 1996 there has not been, and to the Effective Time there will not be, any material change in the financial condition, assets or liabilities of InfoCure Corporation, except that InfoCure Corporation continues to incur substantial expenses in connection with the transactions contemplated by this Agreement of Merger.


         2.6 No Untrue Statements. No statements (including representations) by InfoCure Corporation contained in this Agreement of Merger , and no written statements furnished by InfoCure Corporation to American Medcare Corporation pursuant to this Agreement of Merger, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein contained not misleading.

                                  SECTION III
                REPRESENTATIONS OF AMERICAN MEDCARE CORPORATION

         American Medcare Corporation represents and warrants to InfoCure Corporation as follows:

         3.1 Organization and Standing. American Medcare Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has full corporate power and authority to conduct the business of developing, distributing and marketing software and other related services.

         3.2 Authorization. (a) The execution, delivery and performance of this Agreement of Merger has been duly authorized by all requisite corporate action on the part of American Medcare Corporation. This Agreement of Merger has been duly executed and delivered by





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American Medcare Corporation and constitutes the legal, valid and binding obligations of American Medcare Corporation enforceable against American Medcare Corporation in accordance with its terms.

                 (b) Except as heretofore disclosed to InfoCure Corporation, the execution and delivery of this Agreement of Merger and the consummation by American Medcare Corporation of the Merger at the Effective Time as contemplated herein will not (with or without the giving of notice, lapse of time or both) violate, conflict with, or result in a default under, any of the provisions of the certificate of incorporation or bylaws of American Medcare Corporation, any mortgage, indenture, contract, agreement, license, permit, instrument, judgment, decree, order, statute, regulation, or ruling of any court or governmental authority to which American Medcare Corporation or any subsidiary is a party or by which it is bound.

         3.3 Capital Stock. The authorized capital stock of American Medcare Corporation consists of 75,000,000 shares of common stock, $.001 par value, none of which shares have any pre-emptive rights. On the date hereof _________ shares of American Medcare Corporation Common Stock are validly issued and outstanding, fully paid and non-assessable; ___________ shares of American Medcare Corporation Common Stock are reserved for issuance pursuant to outstanding stock options and a warrant and for the acquisition of the capital stock of Millard-Wayne, Inc.

         3.4     Financials.      (a)  The consolidated balance sheet of
American Medcare Corporation and its subsidiaries as of January 31, 1997 and the consolidated statements of operations for the nine-months ended January 31, 1997 contained in the Registration Statement 333-18923, as amended, present fairly, in all material respects, the consolidated financial position of American Medcare Corporation as of January 31, 1997 and the results of operations for the nine-month period then ended in conformity with generally accepted accounting principals.





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                 (b)      Since January 31, 1997 there has not been, and to the
Effective Time there will not be, any material change in the financial condition, assets, liabilities or business of American Medcare Corporation except that American Medcare Corporation continues to incur substantial expenses in connection with the transactions contemplated by this Agreement of Merger.

         3.5 No Untrue Statement. No statement (including representations) by American Medcare Corporation contained in this Agreement of Merger and no written statements furnished by American Medcare Corporation pursuant to this Agreement of Merger, contains any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein contained not misleading.

                                   SECTION IV
                            CONDITIONS TO THE MERGER
         The Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, which conditions may be waived in writing by the parties hereto:

         4.1 Representations and Warranties. The representations and warranties made by a party hereto to the other party shall be true and correct in all material respects with the same effect as though made at the Effective Time.

         4.2 Public Offering. The Registration Statement 333-18923 shall have become effective and the Representatives of the Underwriters as set forth therein and InfoCure Corporation have entered into the underwriting agreement and the Underwriters have agreed to purchase the InfoCure Common Stock as set forth in the Registration Statement, as amended.

         4.3 S-4 Registration Statement. The Registration Statement on Form S-4, 333-20571, registering shares of InfoCure Corporation Common Stock to be issued pursuant to this Agreement of Merger and a certain other acquisition has become effective.





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                                   SECTION V
                          TERMINATION AND ABANDONMENT


         5.1     Termination and Abandonment.

                 (a) This Agreement of Merger may be terminated at any time and the Merger as herein contemplated abandoned at any time prior to the Effective Time without liability of any party to any other party, except for breaches of warranties, representations and covenants set forth in this Agreement of Merger which are within the control of the defaulting or non-performing party, under the following circumstances:

                          (i) The mutual written agreement of InfoCure Corporation and American Medcare Corporation; or

                          (ii) By either party if the Effective Time has not occurred before June 30, 1997.

                 (b) Any party may terminate this Agreement of Merger by written notice to the other if any action or proceeding shall have been instituted before any court or other governmental body or, to the knowledge of the party giving such notice, shall have been threatened formally in writing by any public authority with requisite jurisdiction, to restrain or prohibit the transactions contemplated by this Agreement of Merger or to subject one or more of the parties or their directors or their officers to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in connection with such proposed transactions and such action or proceeding shall not have been dismissed or such written threat shall not have been withdrawn or rescinded before June 30, 1997.





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                                   SECTION VI

                            MISCELLANEOUS PROVISIONS

         6.1 Entire Agreement. This Agreement of Merger embodies the entire understanding between the parties hereto regarding the Merger of InfoCure Corporation and American Medcare Corporation and related matters as set forth in this Agreement of Merger. No representations or agreements, whether written or oral, other than those contained or referenced herein, shall be binding on the parties. This Agreement of Merger may not be amended or modified except in a writing signed by all of the parties hereto.

         6.2 Partial Invalidity. If any term or provision of this Agreement of Merger, not essential to the basic purposes of the transactions contemplated herein, shall be held to be illegal, invalid or unenforceable by a court or arbitrator of competent jurisdiction, it is the intention of the parties hereto that (i) the remaining terms hereof shall constitute the agreement with respect to the subject matter hereof, (ii) all such remaining terms shall remain in full force and effect and shall be deemed to constitute the entirety of this Agreement of Merger as though such illegal, invalid or unenforceable provision had never been part hereof and (iii) such illegal, invalid, or unenforceable provision shall be construed as closely as possible to the parties' original intent in order to render such provision legal, valid, or enforceable, as applicable.

         6.3 Governing Law. This Agreement of Merger shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.





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         IN WITNESS WHEREOF, this Agreement of Merger is hereby executed this
_____ day of May, 1997 upon behalf of each of the constituent corporations hereto.


                                                   AMERICAN MEDCARE CORPORATION


                                                   By:    ____________________
                                                          Its:  President


                                                   INFOCURE CORPORATION


                                                   By:    ____________________
                                                          Its:  President





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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is

                              INFOCURE CORPORATION

         2.      The certificate of incorporation is hereby amended as follows:

                 (a) By deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

                 "FOURTH: The aggregate number of shares of all classes of the capital stock which the corporation shall have authority to issue is seventeen million (17,000,000) shares which are divided into two million (2,000,000) shares of preferred stock with a par value of $.001 each, and fifteen million (15,000,000) shares of common stock with a par value of $.001 each."

                 Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

                 Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

         3. The amendment of certificate of incorporation herein certified has been duly adopted by the written consent of the directors and shareholders in accordance with the provisions of Sections 228 and 242 of the General corporation Law of the State of Delaware.
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         Signed and attested to on May 1, 1997.


                                              __________________________________
                                                    Frederick L. Fine, President

Attest:

________________________
James K. Price, Secretary